UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):     October 18, 2013

SFX Entertainment, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-36119	90-0860047
(Commission File Number)	(IRS Employer Identification No.)

430 Park Avenue, 6th Floor
New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

(646) 561-6400

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

On October 18, 2013, SFX Entertainment, Inc., a Delaware corporation (the “Company”), entered into (i) that certain Amendment Number One to Stock Purchase Agreement (such amendment, together with the August 8 Stock Purchase Agreement (defined below), the “ID&T Purchase Agreement”) with SFXE Netherlands Holdings B.V., a company organized under the laws of the Netherlands and a wholly owned subsidiary of the Company, and One of Us Holding B.V., a company organized under the laws of the Netherlands (the “ID&T Seller”) and (ii) that certain Stock Purchase Agreement with SFX-IDT N.A. Holding II LLC,  a Delaware limited liability company and a wholly owned subsidiary of the Company, the ID&T Seller and One of Us B.V. (f/k/a ID&T Holding B.V.), a company organized under the laws of the Netherlands (the “ID&T International Purchase Agreement”). The descriptions of the ID&T Purchase Agreement and the ID&T International Purchase Agreement set forth in Item 2.01 below are incorporated by reference into this Item 1.01.

Item 2.01                                           Completion of Acquisition or Disposition of Assets.

On October 18, the Company completed its acquisition (the “ID&T Acquisition”) of 100% of the ownership interests in the worldwide business (the “ID&T Business”) of ID&T NewHolding B.V. (“ID&T”). ID&T is one of the world’s largest content providers and producers of international electronic music culture (EMC) live events. ID&T-branded festivals include Tomorrowland, Mysteryland, Sensation, and Q-Dance.

On March 20, 2013, the Company acquired an option to purchase a 75% ownership interest in the ID&T Business (the “ID&T Option”).  On August 8, 2013, in connection with the exercise of the ID&T Option, the Company entered into a stock purchase agreement (the “August 8 Stock Purchase Agreement”) with the ID&T Seller to purchase the 75% ownership interest in the ID&T Business. On September 23, 2013, the Company signed an agreement (the “September 23 Agreement”) to purchase the remaining 25% interest in the ID&T Business not covered by the ID&T Option.

Under the ID&T Purchase Agreement, in exchange for 100% of the ownership interests in the ID&T Business, at closing the Company transferred the remaining consideration with respect to the ID&T Acquisition.

The Company also separately acquired 100% of the ownership interests in One of Us International B.V. (“One of Us International”) pursuant to the ID&T International Purchase Agreement.  Through the acquisition of One of Us International, the Company acquired the remaining 49% of the ownership interests in the previously established North American joint venture with ID&T (the “ID&T JV”), which was not already owned by the Company.  The ID&T JV has an exclusive license to use and promote, or rights to economic benefits from, ID&T’s brands in connection with festivals and events in North America.  At the time of the purchase of the remaining ownership interests in the ID&T JV, the ID&T Seller repaid the Company $1.0 million to settle losses relating to the ID&T JV’s operations.

The consideration transferred at closing consisted of a cash payment of $60.8 million, plus the payment of certain working capital adjustments of $5.9 million and the issuance to the ultimate stockholders of the ID&T Seller of an aggregate of 801,277 shares of common stock of the Company.  Total consideration paid by the Company in the acquisitions of the ID&T Business and the ID&T JV was $99.2 million in cash, 4,801,277 shares of common stock of the Company and warrants to purchase 500,000 shares of common stock at $2.50 per share.

All of the employees of the ID&T Business will continue as employees after the closing of the ID&T Acquisition.

The ID&T Purchase Agreement and the ID&T International Purchase Agreement contain customary representations, warranties and covenants.

The foregoing description of the ID&T Purchase Agreement, ID&T International Purchase Agreement (including the description of the consideration paid and payable in connection with the ID&T Acquisition), the August 8 Stock Purchase Agreement and the September 23 Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements, which the Company intends to file with the Securities and Exchange Commission as an exhibit to its Quarterly Report on Form 10-Q for the period ended September 30, 2013.

Item 3.02                                           Unregistered Sale of Securities

The information regarding the issuance of shares of common stock set forth in Item 2.01 above is incorporated herein by reference.  The shares of common stock issued in the ID&T Acquisition were offered and sold in reliance upon the exemption from registration provided by Section 4(2) under the United States Securities Act of 1933, as amended (the “Securities Act”).  The offer and sale of shares of common stock to the ultimate stockholders of the ID&T Seller, as a portion of the consideration for the ID&T Acquisition, is a privately negotiated transaction with the ID&T Seller and did not involve a general solicitation.  The certificates representing the shares of common stock issued in connection with the ID&T Acquisition contain a legend to the effect that such shares are not registered under the Securities Act and may not be sold or transferred except pursuant to a registration settlement that has become effect under the Securities Act or pursuant to an exemption from such registration.  Following the issuance of such shares, the Company has issued and outstanding 84,648,431 shares of common stock.

Item 8.01                                           Other Events

The Company issued a press release on October 21, 2013, in connection with the closing of the ID&T Acquisition. A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01                                           Financial Statements and Exhibits.

(d) Exhibits

No.	Description

99.1*	Press release, dated October 21, 2013

*                                         Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SFX ENTERATINMENT, INC.

Date: October 21, 2013	By:	/s/ Robert F.X. Sillerman
Robert F.X. Sillerman
Chief Executive Officer and Director